GEARING UP THE SUPPLY CHAIN FOR LOULO

London, 9 February 2004 – Group financial and commercial manager Chris Prinsloo and his team, who honed their skills on the successful construction of Morila and the Syama expansion project, are currently bringing their considerable expertise in accounting, logistics, customs, taxation, procurement and payroll to bear on the Loulo project.

It is Randgold Resources' policy to use local companies rather than multinationals for logistical and customs services and it has built up a considerable rapport with its network of suppliers in West Africa over the years. "We treat them as partners rather than suppliers," explains Prinsloo (whose Malian nickname loup affamé – the hungry wolf – suggests that as partners go, he may be somewhat demanding).

The various Loulo supply routes have already been tested. The current focus is on the preparation of tenders for mining, construction and power, as well as procurement contracts for future material supplies.

"We manage our inventories with limited resources because we outsource our supply chain," says Prinsloo. "By sourcing all our local needs through a local agent, we eliminate the need for costly procurement and accounting personnel at each operation."

DISCLAIMER: Statements made in this document with respect to Randgold Resources' current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at Morila, the development of Loulo, estimates of reserves and mine life and liabilities arising from the closure of Syama. Randgold Resources assumes no obligation to update information in this release. For a discussion on such risk factors, refer to the annual report on Form 20/F for the year ended December 31, 2002, which was filed with the Securities Exchange Commission on June 27, 2003.